Knight

Knight Capital Markets LLC
100 Manhattanville Road
Purchase, New York 10577
Tel 914.251.5800
Fax 914.251.5812
Toll Free 800.677.8749
www.knight.com

February 15, 2007

Mr. Leo S. Young
Solar EnerTech Corp.
1600 Adams Drive
Menlo Park, CA 94025

Dear Mr. Young:

We are pleased to confirm the understanding and agreement under which Knight Capital Markets, LLC ("KCM") is engaged by Solar Enertech Corp., (the "Company") to act as exclusive advisor and placement agent in connection with the private placement of the Company's securities.

1. Engagement. The Company hereby engages KCM as its exclusive advisor and placement agent in connection with the placement, on a "best efforts" basis, of debt, equity or equity-related securities of the Company (the "Securities") for gross proceeds of not less than ***four million dollars ($4,000,000)*** (the "Minimum Offering") nor more than ***twenty-five million dollars ($25,000,000)***, on terms mutually acceptable to KCM and the Company (the "Proposed Offering"). KCM hereby accepts the engagement as placement agent for the Proposed Offering subject to, among other things, the satisfactory completion of KCM's due diligence investigation and the non-occurrence of any material adverse change in the business, prospects or financial condition of the Company, and on the terms more fully set forth in this Agreement. This Agreement shall not give rise to any commitment by KCM or any other entity to purchase any securities of the Company. KCM provides no guarantee that the Proposed Offering or any other financing transaction will ever be completed or, if completed, as to the terms of the Proposed Offering or such other transaction. KCM shall serve as exclusive advisor and placement agent for the Proposed Offering for a period of ***one (1) year*** from the date of this Agreement (the "Exclusivity Period"). During the Exclusivity Period, the Company will not sell or issue any securities (other than in connection with the exercise of employee stock options outstanding on the date of this Agreement or other than in connection with the grant of employee stock options to employees hired during the Exclusivity Period), without the consent of KCM, which consent shall not be unreasonably withheld, conditioned, or delayed.

2. Services. As placement agent for the Proposed Offering, KCM shall, to the extent required or appropriate in connection with the Proposed Offering,

(a) advise the Company on the structure and the terms of the Proposed Offering;

(b) assist the Company in preparing the investment documents and/or private placement memorandum used in the Proposed Offering;

(c) contact potential investors who might participate in the Proposed Offering, coordinate follow-up activities with potential investors, and in general supervise the investment consideration and placement process; and

(d) assist the Company in negotiating the terms of the Proposed Offering.

3. Compensation and Expenses.

(a) For acting as advisor to the Company in connection with the Proposed Offering, KCM shall be entitled to receive, and the Company shall pay to KCM (or its designee(s)), the following (collectively, the ***"Advisor's Compensation"***):

(i) an ***"Advisor's Cash Fee"*** of ***one percent (1%)*** of the gross proceeds of the Proposed Offering (including any capital received upon the exercise, exchange, or conversion of derivative Securities that may be included in the Proposed Offering), to be paid at the closing(s) of the Proposed Offering (or, with respect to such derivative Securities, upon such exercises, exchanges, or conversions); and

(ii) an ***"Advisor's Warrant"*** to purchase that number of shares of common stock of the Company equal to the aggregate of (A) ***one percent (1%)*** of the shares of common stock sold in the Proposed Offering at a per share exercise price equal to the per share price of such shares in the Proposed Offering, and (B) to the extent the Securities are not common stock, ***one percent (1%)*** of the shares of common stock acquirable upon exercise, exchange, or conversion of such Securities at a per share exercise price equal to the minimum per share price payable by an investor in the Proposed Offering in order to acquire such share. A Placement Warrant shall be issued at the initial closing and at each subsequent closing based on the number of Securities sold at each such closing. The terms of the Placement Warrant shall be set forth in the form of Placement Warrant provided to the Company prior to the first closing of the Proposed Offering (but, at a minimum, the Placement Warrant shall be exercisable from time to time, in whole or in part, during the ***three (3) year*** period commencing on the initial closing of the Proposed Offering, and shall contain the right to be included in any registration statement that the Company subsequently files with the SEC (commonly known as "piggy-back" registration rights), anti-dilution and cashless exercise provisions satisfactory to KCM and its counsel).

(b) For acting as placement agent in connection with the Proposed Offering, KCM shall be entitled to receive, and the Company shall pay to KCM (or its designee(s)), the following (collectively, the ***"Placement Agent's Compensation"***):

(i) a ***"Placement Agent's Cash Fee"*** of ***six percent (6%)*** of the gross proceeds of the Proposed Offering (including any capital received upon the exercise, exchange, or conversion of derivative Securities that may be included in the Proposed Offering), to be paid at the closing(s) of the Proposed Offering (or, with respect to such derivative Securities, upon such exercises, exchanges, or conversions);

(ii) a ***"Placement Agent's Warrant"*** to purchase that number of shares of common stock of the Company equal to the aggregate of (A) ***six percent (6%)*** of the shares of common stock sold in the Proposed Offering at a per share exercise price equal to the per share price of such shares in the Proposed Offering, and (B) to the extent the Securities are not common stock, ***six percent (6%)*** of the shares of common stock acquirable upon exercise, exchange, or conversion of such Securities at a per share exercise price equal to the minimum per share price payable by an investor in the Proposed Offering in order to acquire such share. A Placement Warrant shall be issued at the initial closing and at each subsequent closing based on the number of Securities sold at each such closing. The terms of the Placement Warrant shall be set forth in the form of Placement Warrant provided to the Company prior to the first closing of the Proposed Offering (but, at a minimum, the Placement Warrant shall be exercisable from time to time, in whole or in part, during the three (3) year period commencing on the initial closing of the Proposed Offering, and shall contain the right to be included in any registration statement that the Company subsequently files with the SEC (commonly known as "piggy-back" registration rights), anti-dilution and cashless exercise provisions satisfactory to KCM and its counsel); and

(iii) a check in the amount of ***ten thousand dollars ($10,000)***, as a non-refundable non-accountable expense allowance to KCM, which shall be delivered to KCM upon the signing of this Agreement.

(c) Subject to the rules and regulations of the NASD, KCM shall be entitled to receive from the Company a warrant solicitation fee of five percent (5.0%) of the exercise price for each Warrant exercised during the period commencing twelve months after the Closing Date.

(d) Whether or not the Proposed Offering is consummated, the Company shall reimburse KCM for all of its "Approved Out-of-Pocket Costs and Expenses" incurred in connection with its services hereunder, including, but not limited to, fees and expenses of its legal counsel (including "bluesky" related legal and filing fees as provided in Section 8 hereof) and other professional advisors, travel expenses, data gathering and due diligence expenses, document reproduction and shipping expenses, the expenses related to meals or other expenses of meeting with potential investors or others, tombstone preparation expenses, and other placement related expenses. The foregoing costs and expenses will be paid by the Company to KCM promptly upon receipt by the Company of each invoice from KCM relating thereto setting forth in reasonable detail the items requiring reimbursement or payment, along with reasonable proofs of the same.

4. Tail. In addition to the Compensation payable to KCM in connection with the Proposed Offering, KCM will be entitled to receive, and the Company shall pay to KCM, compensation in connection with any other financing transaction consummated by the Company during the twelve (12) month period after the expiration of the Exclusivity Period, which financing is not the subject of a separate engagement letter with KCM and is provided by (a) investors or parties introduced to the Company by KCM during the Exclusivity Period, or investors or parties with whom discussions concerning the Company or the Proposed Offering take place during the Exclusivity Period between or among KCM or the Company on the one hand and such investor or party on the other; (b) investors or parties introduced to the Company

by an investor or party originally introduced to the Company by KCM; or (c) investors or parties who seek the advice, counsel or assistance of KCM in connection with such transaction (any of the foregoing in (a) through (c) inclusive herein referred to as a "KCM Investor"). The compensation payable to KCM under this Section 5 with respect to such other financing transaction shall be determined in accordance with Section 3(a)(i) and (iii) (with each reference therein to "Proposed Offering" being deemed to refer to such other financing transaction). Should the Company propose to accept economic resources in a strategic transaction (i.e., not one occurring on a daily, weekly, monthly or other similar regular basis in the ordinary course of business) effected with a KCM Investor, then it agrees to compensate KCM for such transaction as closely as practical to what is called for herein for a transaction of comparable economic value. Promptly following the Exclusivity Period, KCM will provide the Company with written notice of all KCM Investors with which discussions regarding the Proposed Offering were held during the Exclusivity Period.

5. Cooperation. The Company shall cooperate with KCM in connection with the performance of its due diligence related to its engagement hereunder and shall make available to KCM the Company's management, employees, directors, accountants, counsel and other outside advisors, consultants, service providers, vendors and customers and such documents, books, records, studies and other information as it shall reasonably request in this respect. KCM's willingness to proceed with the proposed transaction is subject to satisfactory results of its on-going due diligence.

6. Negotiation; PPM. It is contemplated that KCM shall negotiate the terms of the Proposed Offering with a limited number of investors which shall, if the Company approves, be memorialized in a stock purchase agreement containing all customary and necessary representations, warranties, disclosures and other Company information. If, however, KCM decides in its sole and absolute discretion, to broaden its selling efforts to include solicitation of additional investors, the Proposed Offering shall commence immediately upon the Company's finalization, in conjunction with KCM, of a private placement memorandum (the "PPM"), subscription documents and other necessary materials. Such PPM and related documentation (collectively, the "Offering Materials") initially shall be drafted by the Company and include all customary and necessary representations, warranties, disclosures and other Company information and shall include audited financial statements of the Company. The Company shall represent and warrant in writing to KCM that all such representations and warranties are true, complete and correct, and that the Offering Materials do not contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein in order to make the information presented not misleading. The Company shall be responsible for amending or supplementing the Offering Materials as necessary to correct any untrue statement of a material fact or any omission to state a material fact necessary to make the statements therein not misleading. The Company will not use any Offering Materials to which KCM reasonably objects.

7. Offering to Prospective Investors; Compliance with Securities Laws. The Company reserves the right to reject an investment from any prospective investor. The Company and KCM each agrees to conduct the Proposed Offering in a manner intended to qualify for the exemption from the registration requirements of Section 5 of the Securities Act of

1933, as amended (the "Act") provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder. The Company agrees that the Proposed Offering is to be limited to "Accredited Investors" as such defined is defined in Regulation D; therefore the Company and KCM each agrees to limit offers to sell, and solicitations of offers to buy, Securities to persons reasonably believed by it to be "Accredited Investors" as so defined. The Company and KCM each agrees to conduct the Proposed Offering in a manner intended to comply with the registration or qualification requirements, or available exemptions therefrom, of applicable state "bluesky" laws and applicable securities laws of other relevant jurisdictions. KCM will be responsible, at the expense of the Company, for registering or qualifying the offer and sale of the Securities under applicable state "bluesky" laws, or securing exemptions from such registration or qualification requirements, and the Company will cooperate with KCM in connection therewith. The Company will not, for a period of six months following the last closing date of the Proposed Offering, offer for sale or sell any securities unless, in the opinion of counsel to the Company, reviewed by counsel to KCM, who advise KCM that it may rely thereupon, such offering will not cause the issuance of the Securities in the Proposed Offering to be subject to the registration or qualification requirements of applicable federal securities laws, state "bluesky" laws or the securities laws of any other jurisdiction (by integration with any other offering of securities or otherwise).

8. Indemnification. The Company shall indemnify and hold harmless KCM in accordance with KCM's standard indemnification agreement (a copy of which is attached hereto and is incorporate by reference herein), which shall be executed by the Company concurrently herewith.

9. No Brokers. The Company represents and warrants to KCM that there are no brokers, representatives or other persons, (other than any sub-agents engaged by KCM), who have an interest in the compensation payable to KCM pursuant to the terms of this Agreement. KCM agrees to pay any sub-agents engaged by KCM retained by KCM in connection with this Agreement and to hold the Company harmless against any such claims.

10. Successors and Assigns; Binding Effect. The benefits of this Agreement shall, together with the separate indemnity agreement, inure to the benefit of the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. Neither the Company on the one hand, nor KCM on the other hand, shall assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. The Company acknowledges that in rendering its services hereunder, KCM will be using and relying on the information provided to it by the Company and does not assume responsibility for the accuracy or completeness of any such information.

11. Confidentiality.

(a) Except as contemplated by the terms of this Agreement or as may be required by law or order of applicable regulatory authority (including the National Association of Securities Dealers Regulation, Inc.), KCM shall keep confidential and shall not disclose to any

third party any confidential or proprietary information of the Company made available to it in connection with its engagement hereunder. Any information that is confidential or proprietary shall be identified as such to KCM by the Company, either in writing or orally (and then confirmed as such in writing), at the time such information is disclosed by the Company to KCM. KCM will use such confidential information only in connection with its engagement hereunder; provided, however, such confidentiality obligation shall not extend to (i) any information available to or in the possession of KCM prior to the date of its disclosure to KCM by or on behalf of the Company, (ii) any information generally available to the public, or (iii) any information which becomes available to KCM on a non-confidential basis from a third party who is not bound by a confidentiality obligation to the Company; and provided, further, such confidential information may be disclosed to KCM's officers, directors, employees, consultants, agents, advisors or representatives in connection with the engagement hereunder provided that such persons are made aware of the obligations under this Section 12.

(b) Any written or oral advice, analyses or reports provided by KCM to the Company in connection with its engagement hereunder are exclusively for the information of the Board of Directors and management of the Company (including the Company's attorneys, accountants and other professional advisors) and may not be disclosed (in any form whatsoever) to or relied upon by any other party without the express prior written consent of KCM. Any description of or reference to KCM in the Offering Materials must be approved by KCM in writing prior to use, which approval will not be unreasonably withheld.

12. Closing Matters. The Company will, at the closing of the Proposed Offering, provide KCM with a copy of the same favorable opinion of its counsel as is furnished to the investors participating in such closing (if such an opinion is provided as part of the transaction). In addition, at the closing, the Company will provide KCM and participating investors with certificates of officers of the Company and such other representatives, warranties, undertakings, and other documents as KCM or its counsel may reasonably request, in form and substance satisfactory to KCM and its counsel. The essence of this requirement will be to confirm compliance with securities laws, to confirm information provided to investors, and to confirm that the terms of the Proposed Offering to which investors subscribed remain as presented to them.

13. Miscellaneous.

(a) This Agreement may not be amended or modified except in writing signed by the parties.

(b) This Agreement shall be deemed to have been made and delivered in New York, and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. Each of KCM and the Company (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby, including without limitation, any such legal suit, action or proceeding against any present or former officer, partner, employee or agent of KCM, each of whom is intended to be a third-party beneficiary of the agreement contained in this Section, shall be instituted exclusively in

New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of KCM and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and agrees that (x) service of process upon the Company mailed by certified mail to the Company's address on the first page of this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and (y) service of process upon KCM mailed by certified mail to KCM's address as first set forth above shall be deemed in every respect effective service process upon KCM in any such suit, action or proceeding.

(c) Notwithstanding anything herein to the contrary, the representations, warranties and covenants set forth herein will remain in full force and effect regardless of any investigation made by or on behalf of KCM or any other entity or persons and, along with the compensation, reimbursement, future services, indemnification, contribution and confidentiality provisions hereof, shall survive this Agreement and KCM's engagement hereunder.

(d) If KCM incurs legal or other costs in collecting amounts due to it hereunder, such reasonable costs shall be reimbursed by the Company.

(e) The captions in this Agreement are used for convenience only and shall not be considered in interpreting this Agreement.

(f) This Agreement may be executed in counterparts, all of which together shall constitute one binding agreement between KCM and the Company. Signatures on documents delivered by facsimile/telecopier shall be deemed original signatures.

(g) All references herein to the date of this Agreement shall be deemed to mean the date on which this Agreement is countersigned by the Company as set forth below.

(h) This Agreement, together with the Exhibit hereto, contains the entire agreement between the Company and KCM concerning the subject matter hereof and supersedes any prior understanding or agreement with respect thereto. Any waiver of any right or obligation hereunder must be in writing signed by the party against whom enforcement is sought.

[THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY]

If the terms of our engagement as set forth in this Agreement are satisfactory to you, kindly sign and date the enclosed copy of this Agreement and indemnification agreement and return them to the undersigned, together with a check in the amount of ***ten thousand dollars ($10,000)*** made payable to Knight Capital Markets, LLC. If this Agreement is not executed by the Company within 10 days of the date hereof it shall cease to be a valid offer by KCM to act as the exclusive advisor and placement agent to the Company and it shall be deemed withdrawn.

Very truly yours,

KNIGHT CAPITAL MARKETS, LLC

By: ____________________

Name: Sandy Reddin

Title: Managing Director, Investment Banking

Date: ____________________

ACCEPTED AND AGREED

Solar EnerTech Corp.:

By: ____________________

Name: Leo Shi Young

Title: President & CEO

Date: ____________________

Knight

Knight Capital Markets LLC
100 Manhattanville Road
Purchase, New York 10577
Tel 914.251.5800
Fax 914.251.5812
Toll Free 800 677.8745
www.knight.com

February 15, 2007

Mr. Leo S. Young
Solar EnerTech Corp.
1600 Adams Drive
Menlo Park, CA 94025

Dear Mr. Young:

Re: Indemnification

Gentlemen:

This Agreement will confirm that we have engaged Knight Capital Markets, LLC to advise and assist us in connection with the matters referred to in our agreement dated February 15, 2007, (the "Engagement Letter"). In consideration of your agreement to act on KCM's behalf in connection with such matters, we agree to indemnify and hold harmless KCM, its affiliates, and each of their respective partners, directors, managers, officers, agents, consultants, employees, advisors, representatives and controlling persons (each an "Indemnified Person") from and against any claims, losses, damages, expenses or liabilities (collectively, "Losses") including, without limitation, legal fees incurred in connection with investigating preparing, defending, paying, settling or compromising any action, claim or proceeding to which any Indemnified Person may become subject and which is related to or arises out of the engagement set forth in the Engagement Letter or the transactions contemplated thereby. The Company will not, however, be responsible to an Indemnified Person with respect to any such Losses to the extent that a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted substantially from actions taken or omitted to be taken by such Indemnified Person or due to such Indemnified Person's gross negligence, bad faith, violation of law or willful misconduct.

The Company will reimburse each Indemnified Person for such Losses as such Losses are incurred or paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of the Company's obligation to reimburse such Indemnified Person for such Losses and the possibility that such payments might later be held by a court of competent jurisdiction to have been improper. To the extent that any such reimbursement is so held to have been improper, the Indemnified Person promptly shall return it to the Company, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

If the indemnification provided for herein should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for such Losses so that the Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i)

to reflect the relative benefits received by such Indemnified Person on the one hand and the Company on the other hand in connection with the engagement set forth in the Engagement Letter and any transactions contemplated thereby, or (ii) if the allocation on the basis set forth in the immediately preceding clause (i) is not permitted by applicable law, to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Indemnified Person and the Company as well as any other relevant equitable considerations; provided, however, in no event shall the aggregate contribution of all Indemnified Persons to all such Losses exceed the amount of the fees actually received by KCM pursuant to the Engagement Letter. The respective relative benefits received by all Indemnified Persons and the Company shall be deemed to be in the same proportion as the aggregate fee paid to KCM pursuant to the Engagement Letter bears to the total consideration paid or contemplated to be paid to, or received by, the Company or its stockholders, as the case may be, in connection with transactions contemplated by the Engagement Letter, whether or not such transactions are consummated. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or failures to act were by such Indemnified Person or the Company, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or failure to act. Notwithstanding the foregoing, no Indemnified Person shall have any obligation to investigate or verify the information provided to KCM in connection with its provision of services under the Engagement Letter, and the Company shall be solely liable for any Losses related to or arising out of the use of such information that is inaccurate for any reason.

The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents, consultants, advisors, representatives, control persons or stockholders, directly or indirectly, related to or arising out of the Engagement Letter or any transactions contemplated thereby, in connection with claims by third parties, except for Losses incurred by the Company to the extent a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted substantially from such Indemnified Person's gross negligence, bad faith, violation of law or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

In case any proceeding shall be instituted involving any Indemnified Person, such Indemnified Person promptly shall notify the Company in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person's right to indemnification or contribution hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding. The Company shall retain counsel reasonably satisfactory to KCM to represent the Indemnified Persons and any others the Company may designate in such proceeding, shall have sole control of the defense of any such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, except to the extent that (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel at the Company's expense or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company or any others the

Company may designate and one or more Indemnified Persons, and representation of the Indemnified Persons and such other parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case in which one or more Indemnified Persons are entitled to separate counsel due to such actual or potential differing interests, the Company shall not be liable for the expenses of more than one separate counsel, and such counsel shall be designated in writing by KCM. The Company shall have sole control of any settlement of any proceeding for which it is obligated to provide indemnification hereunder. Notwithstanding the foregoing the Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of, or consent to the entry of any judgment in connection with, any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Person, unless such settlement or judgment includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of the proceeding.

The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall inure to the benefit of and be binding upon any successors, assigns, heirs, and personal representatives of any Indemnified Person or the Company.

Very truly yours,

Solar EnerTech Corp.:

By: ______________________
Name:Leo Shi Young

Title: President & CEO

Date: ______________________

KNIGHT CAPITAL MARKETS, LLC

By: ______________________
Name: Sandy Reddin

Title: Managing Director, Investment Banking